Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, July 28, 2015	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS SECOND QUARTER RESULTS
Second Quarter Sales of $2.1 Billion Generate Adjusted EPS of $1.25 and Reported EPS of $1.22

DULUTH, GA – July 28 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.1 billion for the second quarter of 2015, a decrease of approximately 24.8% compared to net sales of approximately $2.8 billion for the second quarter of 2014. Reported net income was $1.22 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $1.25 per share for the second quarter of 2015. These results compare to reported and adjusted net income per share of $1.77 for the second quarter of 2014. Excluding unfavorable currency translation impacts of approximately 13.8%, net sales in the second quarter of 2015 decreased approximately 10.9% compared to the second quarter of 2014.

Net sales for the first six months of 2015 were approximately $3.8 billion, a decrease of approximately 25.8% compared to the same period in 2014. Excluding the unfavorable impact of currency translation of approximately 12.9%, net sales for the first six months of 2015 decreased approximately 13.0% compared to the same period in 2014. For the first six months of 2015, reported net income was $1.55 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $1.67 per share. These results compare to reported and adjusted net income of $2.79 per share for the first six months of 2014.

Second Quarter Highlights

•	Regional sales results(1): North America (15.8)%, Europe/Africa/Middle East (“EAME”) (8.5)%, South America (14.2)%, Asia/Pacific (“APAC”) (0.5)%

•	Regional operating margin performance: EAME 11.8%, North America 10.3%, South America 5.4%, APAC (12.2)%

•	Inventory at June 30, 2015: approximately $245 million lower than June 30, 2014 on a constant currency basis(1)

•	Operating expenses: 7.3% below 2014 levels on a constant currency basis(1)

•	EPS positively impacted by a lower effective tax rate versus second quarter 2014 (29.4% vs 34.9%)

•	Share repurchase program reduced outstanding shares by 2.2 million during the first half of 2015

•	Full-year 2015 earnings per share guidance increased to approximately $3.10 (from approximately $3.00)

(1)Excludes currency translation impact. See reconciliation of Non-GAAP measures in appendix.

“Our second quarter results reflect the significant challenges caused by weaker global industry demand and currency headwinds,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “AGCO’s performance demonstrates our ability to deliver solid results in a weaker industry environment. The quarter was highlighted by the successful reduction of our expenses and Company inventories. By reducing production hours approximately 22% compared to the second quarter of 2014, our June 2015 inventory levels were substantially lower than our position at June 2014. In addition, our expense reduction actions have been largely completed resulting in lower factory overheads and selling, general and administrative expenses compared to a year ago. Improving our products and service levels for our customers remains a top priority. These improvements and a successful release of many new products with advanced technologies have been well received by our customers, making AGCO very competitive in the market.”

Market Update

Industry Unit Retail Sales

Six months ended June 30, 2015	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(10)%	(37)%
South America	(19)%	(32)%
Western Europe	(8)%	(15)%

(1)Excludes compact tractors.

“During the first half of 2015, lower commodity prices and the expectation of reduced farm income have pressured global sales of farm equipment,” continued Mr. Richenhagen. “Grain prices continue to be highly sensitive to 2015 crop production forecasts and will likely remain volatile throughout the growing season. Industry retail sales in North America declined with a significant drop in high-horsepower tractors, combines and sprayers. Growth in hay and forage equipment and small tractors, due to healthy conditions in the livestock sector, has provided a partial offset to the decline in large agricultural equipment. In Western Europe, margins for dairy producers remained weak and lower commodity prices kept market demand soft from the row crop segment. Industry sales declines were most pronounced in the United Kingdom, Finland, France and Germany. Reduced industry sales in South America were the result of lower demand in Brazil due to softness in the sugar sector, weakness in the general economy and changes to the government financing program. Our long-term view remains optimistic with expanding demand for grain supporting farm economics and healthy growth in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2015	2014	% change from 2014	% change from 2014 due to currency translation(1)
North America	$563.1	$686.2	(17.9)%	(2.1)%
South America	280.3	440.2	(36.3)%	(22.1)%
Europe/Africa/Middle East	1,137.0	1,521.9	(25.3)%	(16.8)%
Asia/Pacific	88.9	102.0	(12.8)%	(12.4)%
Total	$2,069.3	$2,750.3	(24.8)%	(13.8)%

Six Months Ended June 30,	2015	2014	% change from 2014	% change from 2014 due to currency translation(1)
North America	$1,035.6	$1,333.7	(22.4)%	(1.9)%
South America	529.3	793.8	(33.3)%	(19.0)%
Europe/Africa/Middle East	2,045.1	2,757.8	(25.8)%	(16.5)%
Asia/Pacific	161.9	198.4	(18.4)%	(11.0)%
Total	$3,771.9	$5,083.7	(25.8)%	(12.9)%
(1) See Footnotes for additional disclosures

North America

AGCO’s North American net sales decreased 20.5% in the first half of 2015 compared to the same period of 2014, excluding the negative impact of currency translation. Inventory reduction efforts and weaker industry demand, particularly from the row crop sector, contributed to lower sales. Declines in sales of sprayers, high-horsepower tractors and grain storage were partially offset by modest growth in protein production products. Lower sales and production volumes and a weaker sales mix contributed to a reduction in income from operations of approximately $75.5 million for the first half of 2015 compared to the same period in 2014.

South America

Net sales in the South American region decreased 14.3% in the first six months of 2015 compared to the first half of 2014, excluding the impact of unfavorable currency translation. Sales declines in Brazil were partially offset by sales growth in Argentina and other South American markets. Income from operations decreased approximately $29.5 million for the first half of 2015 compared to the same period in 2014 due to lower sales and production volumes, as well as a weaker mix of sales.

Europe/Africa/Middle East

Net sales in EAME, excluding the negative impact of currency translation, declined 9.3% in the first half of 2015 compared to the same period in 2014. Sales declines were the largest in Germany, Scandinavia and Russia. Income from operations decreased approximately $93.9 million for the first half of 2015, compared to the same period in 2014, due to lower sales and production volumes as well as unfavorable currency translation. These headwinds were partially offset by the benefits of operational efficiencies, SG&A cost reduction initiatives and new product sales.

Asia/Pacific

Excluding unfavorable currency translation impacts, net sales decreased 7.4% in AGCO’s Asia/Pacific region in the first six months of 2015 compared to the same period in 2014. Income from operations declined approximately $18.3 million in the first half of 2015, compared to the same period in 2014, due to lower sales and increased market development costs in China.

Outlook

Weaker global demand for agricultural equipment and the unfavorable effect of foreign currency translation are expected to negatively impact AGCO’s sales and earnings in 2015. AGCO’s net sales for 2015 are expected to range from $7.7 to $7.9 billion. Gross and operating margins are expected to be below 2014 levels due to the negative impact of lower sales and production volumes along with a weaker sales mix. Benefits from the Company’s restructuring and other cost reduction initiatives and a lower tax rate are expected to partially offset the volume-related impacts. Based on these assumptions, 2015 earnings per share are targeted at approximately $3.10, excluding restructuring and other infrequent expenses.

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, July 28, 2015. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

* * * * *

Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, grain prices, currency translation, farm income levels, margin levels, investments in product and market development, operational and cost reduction initiatives, production volumes, tax rates, and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2014 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *
About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, grain storage and protein production systems, seeding and tillage implements and replacement parts. AGCO products are sold through five core machinery brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra® and are distributed globally through a combination of approximately 3,100 independent dealers and distributors in more than 140 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2014, AGCO had net sales of $9.7 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

AGCO: 25 years of identity, centuries of history

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$498.2	$363.7
Accounts and notes receivable, net	1,047.2	963.8
Inventories, net	1,816.3	1,750.7
Deferred tax assets	207.0	217.2
Other current assets	220.9	232.5
Total current assets	3,789.6	3,527.9
Property, plant and equipment, net	1,415.4	1,530.4
Investment in affiliates	421.5	424.1
Deferred tax assets	22.0	25.8
Other assets	136.4	141.1
Intangible assets, net	536.2	553.8
Goodwill	1,149.3	1,192.8
Total assets	$7,470.4	$7,395.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$77.5	$94.3
Senior term loan	222.9	—
Accounts payable	765.6	670.2
Accrued expenses	1,144.0	1,244.1
Other current liabilities	163.3	208.3
Total current liabilities	2,373.3	2,216.9
Long-term debt, less current portion	1,215.5	997.6
Pensions and postretirement health care benefits	249.9	269.0
Deferred tax liabilities	234.5	238.8
Other noncurrent liabilities	183.4	176.7
Total liabilities	4,256.6	3,899.0

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	458.7	582.5
Retained earnings	3,887.5	3,771.6
Accumulated other comprehensive loss	(1,181.9)	(906.5)
Total AGCO Corporation stockholders’ equity	3,165.2	3,448.5
Noncontrolling interests	48.6	48.4
Total stockholders’ equity	3,213.8	3,496.9
Total liabilities and stockholders’ equity	$7,470.4	$7,395.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2015	2014
Net sales	$2,069.3	$2,750.3
Cost of goods sold	1,619.7	2,118.8
Gross profit	449.6	631.5
Selling, general and administrative expenses	213.1	262.3
Engineering expenses	71.7	92.5
Restructuring and other infrequent expenses	4.0	—
Amortization of intangibles	10.9	10.0
Income from operations	149.9	266.7
Interest expense, net	11.3	15.7
Other expense, net	9.5	12.9
Income before income taxes and equity in net earnings of affiliates	129.1	238.1
Income tax provision	37.9	83.2
Income before equity in net earnings of affiliates	91.2	154.9
Equity in net earnings of affiliates	14.4	11.1
Net income	105.6	166.0
Net loss attributable to noncontrolling interests	1.5	2.2
Net income attributable to AGCO Corporation and subsidiaries	$107.1	$168.2
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.22	$1.79
Diluted	$1.22	$1.77
Cash dividends declared and paid per common share	$0.12	$0.11
Weighted average number of common and common equivalent shares outstanding:
Basic	87.6	93.9
Diluted	87.7	95.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2015	2014
Net sales	$3,771.9	$5,083.7
Cost of goods sold	2,974.4	3,937.3
Gross profit	797.5	1,146.4
Selling, general and administrative expenses	424.3	529.3
Engineering expenses	140.5	174.7
Restructuring and other infrequent expenses	14.6	—
Amortization of intangibles	21.4	20.0
Income from operations	196.7	422.4
Interest expense, net	21.5	29.6
Other expense, net	19.3	24.1
Income before income taxes and equity in net earnings of affiliates	155.9	368.7
Income tax provision	48.5	129.6
Income before equity in net earnings of affiliates	107.4	239.1
Equity in net earnings of affiliates	28.1	26.1
Net income	135.5	265.2
Net loss attributable to noncontrolling interests	1.7	2.6
Net income attributable to AGCO Corporation and subsidiaries	$137.2	$267.8
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.55	$2.83
Diluted	$1.55	$2.79
Cash dividends declared and paid per common share	$0.24	$0.22
Weighted average number of common and common equivalent shares outstanding:
Basic	88.2	94.6
Diluted	88.3	95.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Net income	$135.5	$265.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	108.2	119.3
Deferred debt issuance cost amortization	1.2	1.8
Amortization of intangibles	21.4	20.0
Stock compensation expense	7.1	11.8
Equity in net earnings of affiliates, net of cash received	(22.9)	(19.6)
Deferred income tax provision	(3.0)	8.6
Other	(0.2)	2.1
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(147.4)	(271.4)
Inventories, net	(170.9)	(418.1)
Other current and noncurrent assets	(33.1)	(37.2)
Accounts payable	149.5	12.6
Accrued expenses	(17.4)	8.6
Other current and noncurrent liabilities	—	42.1
Total adjustments	(107.5)	(519.4)
Net cash provided by (used in) operating activities	28.0	(254.2)
Cash flows from investing activities:
Purchases of property, plant and equipment	(101.3)	(155.5)
Proceeds from sale of property, plant and equipment	0.8	1.5
Purchase of businesses, net of cash acquired	(18.6)	(0.1)
Investment in unconsolidated affiliates	(5.2)	—
Net cash used in investing activities	(124.3)	(154.1)
Cash flows from financing activities:
Proceeds from debt obligations, net	432.9	51.9
Purchases and retirement of common stock	(125.0)	(290.0)
Payment of dividends to stockholders	(21.3)	(20.6)
Payment of minimum tax withholdings on stock compensation	(6.0)	(11.9)
Payment of debt issuance costs	(0.7)	(1.3)
Conversion of convertible senior subordinated notes	—	(49.7)
Distribution to noncontrolling interests, net	—	(2.0)
Net cash provided by (used in) financing activities	279.9	(323.6)
Effects of exchange rate changes on cash and cash equivalents	(49.1)	8.0
Increase (decrease) in cash and cash equivalents	134.5	(723.9)
Cash and cash equivalents, beginning of period	363.7	1,047.2
Cash and cash equivalents, end of period	$498.2	$323.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.	STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cost of goods sold	$0.3	$0.3	$0.5	$0.8
Selling, general and administrative expenses	4.7	5.3	6.9	11.2
Total stock compensation expense	$5.0	$5.6	$7.4	$12.0

2.	RESTRUCTURING AND OTHER INFREQUENT EXPENSES

During the second half of 2014 and the first half of 2015, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities located in Europe, China, Brazil, Argentina and the United States, as well as various administrative offices located in Europe, Brazil, China and the United States.  The aggregate headcount reduction of approximately 1,950 employees in 2014 and 2015 was initiated in order to reduce costs in response to softening global market demand and reduced production volumes.  The Company recorded restructuring and other infrequent expenses of approximately $46.4 million and $14.6 million, respectively, during 2014 and 2015 associated with these rationalizations, primarily related to severance and other related costs.  Approximately $19.0 million of severance and other related costs were paid during 2014.  In addition, during the six months ended June 30, 2015, the Company paid approximately $19.3 million of severance and other related costs.  The remaining $19.7 million balance of severance and other related costs accrued as of June 30, 2015, inclusive of approximately $1.0 million of negative foreign currency translation impacts, will primarily be paid during 2015 and 2016.

3.    INDEBTEDNESS

Indebtedness at June 30, 2015 and December 31, 2014 consisted of the following:

	June 30, 2015	December 31, 2014
4½% Senior term loan due 2016	$222.9	$242.0
Credit facility, expires 2020	620.0	404.4
1.056% Senior term loan due 2020	222.9	—
5⅞% Senior notes due 2021	300.0	300.0
Other long-term debt	150.1	145.5
	1,515.9	1,091.9
Less: Current portion of long-term debt	(77.5)	(94.3)
4½% Senior term loan due 2016	(222.9)	—
Total indebtedness, less current portion	$1,215.5	$997.6

4.    INVENTORIES

Inventories at June 30, 2015 and December 31, 2014 were as follows:

	June 30, 2015	December 31, 2014
Finished goods	$705.8	$616.6
Repair and replacement parts	563.5	536.4
Work in process	135.9	130.5
Raw materials	411.1	467.2
Inventories, net	$1,816.3	$1,750.7

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At June 30, 2015 and December 31, 2014, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European finance joint ventures. As of both June 30, 2015 and December 31, 2014, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $1.2 billion.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.4 million and $9.4 million during the three and six months ended June 30, 2015, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.7 million and $14.2 million during the three and six months ended June 30, 2014, respectively.

The Company’s finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of June 30, 2015 and December 31, 2014, these finance joint ventures had approximately $30.8 million and $43.3 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and six months ended June 30, 2015 and 2014 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$107.1	$168.2	$137.2	$267.8
Weighted average number of common shares outstanding	87.6	93.9	88.2	94.6
Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.22	$1.79	$1.55	$2.83
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$107.1	$168.2	$137.2	$267.8
Weighted average number of common shares outstanding	87.6	93.9	88.2	94.6
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.1	0.2	0.1	0.3
Weighted average assumed conversion of contingently convertible senior subordinated notes	—	1.0	—	1.0
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	87.7	95.1	88.3	95.9
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.22	$1.77	$1.55	$2.79

Share Repurchase Program

During the six months ended June 30, 2015, the Company entered into accelerated repurchase agreements (“ASRs”) with a financial institution to repurchase an aggregate of $125.0 million of shares of the Company’s common stock.  The Company received approximately 2,202,166 shares during the six months ended June 30, 2015 related to the ASRs.  All shares received under the ASRs were retired upon receipt, and the excess of the purchase price over par value per share was recorded to “Additional paid-in capital” within the Company’s Condensed Consolidated Balance Sheets.

Of the $1,050.0 million in approved share repurchase programs, the remaining amount authorized to be repurchased is approximately $406.7 million.

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2015 and 2014 are as follows:

Three Months Ended June 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2015
Net sales	$563.1	$280.3	$1,137.0	$88.9	$2,069.3
Income (loss) from operations	58.0	15.2	134.6	(10.9)	196.9

2014
Net sales	$686.2	$440.2	$1,521.9	$102.0	$2,750.3
Income (loss) from operations	95.5	29.9	188.1	(3.3)	310.2

Six Months Ended June 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2015
Net sales	$1,035.6	$529.3	$2,045.1	$161.9	$3,771.9
Income (loss) from operations	75.5	28.3	215.1	(22.9)	296.0

2014
Net sales	$1,333.7	$793.8	$2,757.8	$198.4	$5,083.7
Income (loss) from operations	151.0	57.8	309.0	(4.6)	513.2

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Segment income from operations	$196.9	$310.2	$296.0	$513.2
Corporate expenses	(27.4)	(28.2)	(56.4)	(59.6)
Stock compensation expense	(4.7)	(5.3)	(6.9)	(11.2)
Restructuring and other infrequent expenses	(4.0)	—	(14.6)	—
Amortization of intangibles	(10.9)	(10.0)	(21.4)	(20.0)
Consolidated income from operations	$149.9	$266.7	$196.7	$422.4

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended June 30, 2015 and 2014 (in millions, except per share data):

	Three Months Ended June 30,
	2015			2014
	Income From Operations	Net Income (1)	Earnings Per Share (1)	Income From Operations	Net Income (1)	Earnings Per Share (1)
As adjusted	$153.9	$110.0	$1.25	$266.7	$168.2	$1.77
Restructuring and other infrequent expenses (2)	4.0	2.9	0.03	—	—	—
As reported	$149.9	$107.1	$1.22	$266.7	$168.2	$1.77

(1) Net income and earnings per share amounts are after tax.
(2) The restructuring and other infrequent expenses recorded during the three months ended June 30, 2015 relate primarily to severance costs associated with the Company’s rationalization of certain European and South American manufacturing operations.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the six months ended June 30, 2015 and 2014 (in millions, except per share data):

	Six Months Ended June 30,
	2015			2014
	Income From Operations	Net Income (1)	Earnings Per Share (1)	Income From Operations	Net Income (1)	Earnings Per Share (1)
As adjusted	$211.3	$147.9	$1.67	$422.4	$267.8	$2.79
Restructuring and other infrequent expenses (2)	14.6	10.7	0.12	—	—	—
As reported	$196.7	$137.2	$1.55	$422.4	$267.8	$2.79

(1) Net income and earnings per share amounts are after tax.
(2) The restructuring and other infrequent expenses recorded during the six months ended June 30, 2015 relate primarily to severance costs associated with the Company’s rationalization of certain European and South American manufacturing operations as well as various administrative offices located in Europe and the United States.

The following is a reconciliation of adjusted targeted earnings per share to targeted earnings per share for the year ended December 31, 2015:

Earnings Per Share (1)
As adjusted targeted	$3.10
Restructuring and other infrequent expenses	0.12
As targeted	$2.98

(1) Earnings per share amount is after tax.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three and six months ended June 30, 2015, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2015	2014	% change from 2014	$	%
North America	$563.1	$686.2	(17.9)%	$(14.4)	(2.1)%
South America	280.3	440.2	(36.3)%	(97.5)	(22.1)%
Europe/Africa/Middle East	1,137.0	1,521.9	(25.3)%	(256.0)	(16.8)%
Asia/Pacific	88.9	102.0	(12.8)%	(12.6)	(12.4)%
	$2,069.3	$2,750.3	(24.8)%	$(380.5)	(13.8)%

	Six Months Ended June 30,			Change due to currency translation
	2015	2014	% change from 2014	$	%
North America	$1,035.6	$1,333.7	(22.4)%	$(25.4)	(1.9)%
South America	529.3	793.8	(33.3)%	(151.2)	(19.0)%
Europe/Africa/Middle East	2,045.1	2,757.8	(25.8)%	(454.9)	(16.5)%
Asia/Pacific	161.9	198.4	(18.4)%	(21.8)	(11.0)%
	$3,771.9	$5,083.7	(25.8)%	$(653.3)	(12.9)%

This earnings release discloses the reduction in inventory on a constant currency basis, excluding the impact of currency translation, between June 30, 2015 and 2014. The following is a reconciliation of the impact of currency translation on the change in inventory balances (in millions):

	June 30, 2015	June 30, 2014	Change from 2014	Change due to currency translation	Change excluding currency translation

Inventories, net	$1,816.3	$2,437.9	$(621.6)	$(375.0)	$(246.6)

This earnings release discloses the reduction in operating expenses on a constant currency basis, excluding the impact of currency translation, for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014. The following table sets forth, for the three months ended June 30, 2015 the reduction in operating expenses, excluding the impact of currency translation (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2015	2014	% change from 2014	$	%
Selling, general and administrative expenses	$213.1	$262.3
Engineering expenses	71.7	92.5
	$284.8	$354.8	(19.7)%	$(44.1)	(12.4)%